EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made by and between EverBank Financial Corp ("Company"), a Delaware corporation, and Francis X. Ervin, Jr. ("Employee"), as of the date Employee commences his employment with Employer (the “Effective Date”).

Recitals

A.    Company is engaged in the business of providing financial products and services.

B.    Employee and Company desire to enter into an employment agreement that provides Employee with certain rights and benefits during the term of his employment with Company and in the event of termination of his employment with the Company.

C.    The Company wishes to protect its competitive business interests by providing certain express restrictions on Employee's activities after termination.

NOW, THEREFORE, Company and Employee do hereby covenant and agree as follows:

AGREEMENT

1.    Employment. The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

2.    Duties and Responsibilities. The Employee is engaged by the Company in an executive capacity as Senior Vice President and Chief Auditor. Employee is subject to the direction and control of the Board of Directors (the "Board") and shall perform duties as the Board of the Company may from time to time reasonably request. Employee shall report to the Chairman of the Audit Committee of the Board. Employee agrees that he will serve the Company faithfully and to the best of his ability and devote his full working time to the business affairs of the Company and the promotion of its business in accordance with the Company's reasonable directions and specifications.

3.    Term. The term of employment hereunder shall begin on the Effective Date and end on the second anniversary of the Effective Date (the “Initial Employment Term”), provided that the Initial Employment Term shall be automatically extended for additional terms of successive one (1) year periods (each, an “Additional Employment Term”) unless the Company or Employee gives written notice to the other at least ninety (90) days prior to the expiration of the Employment Term or then-current Additional Employment Term that the Employee’s employment shall not be so extended. The Initial Employment Term and each Additional Employment term shall be referred to herein as the “Employment Term.”

4.    Compensation and Benefits. During the term of this Agreement, in consideration of services rendered hereunder, Employee shall receive:

(a)    Salary. An annual base salary ("Base Salary") equal to the amount of $275,000 and payable at such intervals during the month as the Company regularly pays its other employees, for the period during which the Employee is employed, through and including the date of termination of employment in accordance with the termination provisions of this Agreement. Company shall review Employee's Base Salary at least annually, with the approval of the Board, and may adjust the Base Salary in accordance with historical norms and prevailing economic conditions and considering Employee's job performance.

(b)    Bonus. An incentive bonus in accordance with any incentive bonus plan for executive employees of Company in effect at that time (the "Incentive Bonus Plan") which currently provides Employee with an opportunity to receive a targeted amount of up to sixty percent (60%) of his Base Salary (40% of which will be based upon satisfaction of specified Company performance goals for calendar year 2013 and 20% of which will be based upon satisfaction of specified individual performance goals for calendar year 2013); provided, however, that the Incentive Bonus Plan may be redesigned or altered by the Board to reflect new corporate objectives, new measurement devices, current economic conditions and any new responsibilities then assigned to Employee. Employee shall be eligible to participate in any redesigned Incentive Bonus Plan to the same extent as other executive employees with comparable responsibilities.

(c)    Equity Opportunities. Employee shall be eligible to participate in Employer’s equity incentive plan.

(d)    Fringe Benefits. Employee shall be eligible to participate in employee benefits provided by Company on the same basis as its other executive employees.

(e)    Regulations. The provisions of 12 CFR Section 563.39 shall be deemed by Company and Employee to be incorporated into and made a part of this Employment Agreement. Any payments made to Employee pursuant to this Employment Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and FDIC regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.

5.    Termination by Company for Cause. Company shall have the right at any time to terminate the employment of the Employee for Cause. If Employee is terminated for Cause, Employee's Base Salary and other benefits provided in Section 4 hereof shall terminate as of the effective date of termination and Employee shall forfeit all rights to any other payments provided under this Agreement). For purposes of this Agreement, "Cause" means:

(a)    Willful Failure to Perform Duties. The willful and substantial failure or refusal of Employee (unless Employee shall be ill or disabled) to perform duties assigned to Employee consistent with his executive position, which failure or refusal is not remedied by Employee within thirty (30) days after written notice of such failure or refusal from the Board or the Chief Executive Officer;

(b)    Material Breach of Fiduciary Duties. A material breach of Employee's fiduciary duties to the Company (such as obtaining secret profits from the Company), where such breach constituted an act or omission performed or made willfully, in bad faith and without a reasonable belief that such act or omission was within the scope of the Employee's employment hereunder;

(c)    Gross Negligence or Willful Misconduct. Gross negligence or willful misconduct by Employee in the execution of Employee's professional duties which is materially injurious to the Company; or

(d)    Illegal Conduct. Employee's engaging in illegal conduct (other than traffic violations or other minor offenses) which results in a conviction of a felony (or a no contest or nolo contendere plea thereto) which is not subject to further appeal and which is materially injurious to the business or public image of the Company.

6.    Termination by Employee.

        (a)     Good Reason. Employee may terminate this Agreement for Good Reason at any time upon thirty (30) days' prior written notice to Company. "Good Reason" shall exist upon the occurrence of any of the following events:

(i)    Duties Inconsistent with Those Contemplated Herein. The Company assigns to Employee duties inconsistent with Employee's duties as contemplated under this Agreement; excluding for this purpose an isolated action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(ii)    Adverse Change in Duties. An adverse change in Employee's position as a result of significant diminution in Employee's duties or responsibilities, other than an isolated change not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(iii)    Reduction in Compensation. The Company reduces the Base Salary of Employee and/or target bonus opportunity under the Incentive Bonus Plan, other than an isolated reduction not occurring in bad faith and which is not remedied by the Company promptly after notice given by Employee or any redesign or alteration of the Incentive Bonus Plan made by the Board to reflect new corporate objectives, new measurement devices or current economic conditions;

(iv)    Relocation of Principal Office. The Company shall require Employee to relocate Employee's principal office beyond a radius of fifty (50) miles from Employee's principal office as of Effective Date (which principal office shall be deemed to be located at 501 Riverside Avenue, Jacksonville, Florida 32202); or

(v)    Company's Breach of Material Obligations. The Company fails to satisfy or perform any of its material obligations set forth in this Agreement.

(b)    Rights and Obligations Upon Termination for Good Reason. In the event of such termination for Good Reason: (1) the Company and Employee shall be released from any and all further obligations under this Agreement, except those stated in Sections 9 (Duties Upon Termination) and 10 (Restrictive Covenants) hereof; and (2) Employee shall be entitled to the following severance benefits and rights.

(i)    Payment. Company shall pay Employee an amount equal to his annual Base Salary in effect immediately preceding his termination, plus the Employee's target bonus in effect immediately preceeding his termination (collectively, the “Cash Severance Payments”). The Cash Severance Payments shall be payable in equal installments over a twelve (12) month period (the “Severance Payment Period”), per the normal payroll practices of the Company, less applicable payroll deductions. Each such payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as described in Treas. Reg. Section 1.409A-2(b)(2). The Cash Severance Payments will be made only if Employee signs a valid general release of claims against the Company and any of its agents or principals on a form provided by the Company and if Employee complies with the terms of Sections 9 (Duties Upon Termination) and 10

(Restrictive Covenants), provided, however, that the general release of claims shall not include a release of relating to Employee’s rights hereunder or any claims related to the vesting, exercisability, acceleration, sale or valuation of Employee's Company stocks, stock options or restricted stock.

(ii)    Benefits. The Company shall pay Employee the cost the Company would have incurred had Employee continued group medical, dental, and hospitalization coverage for himself and his eligible dependents under the group health plan(s) sponsored by Company covering the Employee and his eligible dependents at the time of the Employee’s termination of employment (the “Health Coverage”) for twelve (12) months; provided, however, that (A) such Health Coverage shall be provided at the same level of benefits as is generally available to similarly situated employees and is subject to any modifications made to the same health coverage provided to similarly situated employees, including but not limited to termination of the group health plans sponsored by Company; (B) the Company shall pay the excess of the COBRA cost of such coverage over the amount that Employee would have had to pay for such coverage if he had remained employed during the applicable twelve (12) month period and paid the active employee rate for such coverage (the “Monthly COBRA Cost”); and (C) the time during which the Employee receives the Health Coverage shall run concurrently with any period for which the Employee is eligible to elect health coverage under COBRA. If Employee becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including self-employment and coverage available to Employee’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law. -In order to receive these benefits, Employee must sign a valid general release of claims against the Company and any of its agents or principals (as described in subsection 6(b)(i) above) and comply with the terms of Sections 9 (Duties Upon Termination) and 10 (Restrictive Covenants).

(c)    Employee’s Failure to Renew Employment Term. A notice by Employee of a non-renewal of the Employment Term pursuant to Section 3 hereof shall be deemed to be a voluntary termination of employment by Employee without Good Reason as of the end of the Employment Term, unless Employee has otherwise terminated this Agreement for Good Reason pursuant to Section 6 hereof.

7.    Termination by Company Without Cause. Company may terminate this Agreement without Cause (as defined in Section 5), upon thirty (30) days' prior written notice to Employee. In the case of such termination by the Company, the Company and Employee shall be released from any and all further obligations under this Agreement, except those stated in Sections 9 (Duties Upon Termination) and 10 (Restrictive Covenants) herein, and Employee shall be entitled to the following severance benefits and rights.

(a)    Payment. Company shall pay Employee an amount equal to the Cash Severance Payments, as defiend in Section 6(b)(i), payable in equal installments over the Severance Payment Period, per the normal payroll practices of the Company, less applicable payroll deductions. Each such payment shall be treated as a separate payment for purposes of Section 409A of the Code, as described in Treas. Reg. Section 1.409A-2(b)(2). The Cash Severance Payments will be made only if Employee signs a valid general release of claims against the Company and any of its agents or principals on a form provided by the Company and if Employee complies with the terms of Sections 9 (Duties Upon Termination) and 10 (Restrictive Covenants) herein; provided however that the general release of claims shall not include a release of relating to Employee’s rights hereunder or any claims related to the vesting, exercisability, acceleration, sale or valuation of Employee's Company stocks, stock options or restricted stock.

(b)    Benefits. The Company shall pay Employee the cost the Company would have incurred had Employee continued Health Coverage for himself and his eligible dependents at the time of the Employee’s termination of employment for twelve (12) months; provided, however, that (A) such Health Coverage shall be provided at the same level of benefits as is generally available to similarly situated employees and is subject to any modifications made to the same health coverage provided to similarly situated employees, including but not limited to termination of the group health plans sponsored by Company; (B) the Company shall pay the Monthly COBRA Cost; and (C) the time during which the Employee receives the Health Coverage shall run concurrently with any period for which the Employee is eligible to elect health coverage under COBRA. If Employee becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including self-employment and coverage available to Employee’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law. In order to receive these benefits, Employee must sign a valid general release of claims against the Company and any of its agents or principals (as described in subsection 7(a) above) and comply with the terms of Sections 9 (Duties Upon Termination) and 10 (Restrictive Covenants).

(c)    Company’s Failure to Renew Employment Term. A notice by Company of a non-renewal of the Employment Term pursuant to Section 3 hereof shall be deemed an involuntary termination of Employee by the Company without Cause as of the end of the Employment Term, but Employee may terminate at any time after the receipt of such notice and shall be treated as if he was terminated without Cause as of such date.

8.    Termination Upon Death or Disability. This Agreement shall terminate automatically upon Employee's death or disability. For purposes of the Agreement, Employee shall be deemed disabled if he is physically or mentally unable to discharge his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (l20) non-consecutive days in any one hundred eighty (180) day period. In the event of Employee's death or disability, Employee's Base Salary shall terminate as of the effective date of termination because of death or disability, and the Company shall pay to Employee or his designated beneficiary or estate the prorated portion (based on the effective date of his termination) of the payment Employee would have received under the Incentive Bonus Plan for the year of Employee's termination. Such payment shall be made at the time the payment would have been made absent death or disability.

9.    Duties Upon Termination. In the event the employment of Employee is terminated for any reason whatsoever, Employee shall deliver immediately to Company all manuals, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash, Company credit cards, and all other materials and records containing confidential information of any kind of the Company or its affiliates that may be in Employee's possession or under his control which belong to the Company or its affiliates or have been obtained from the Company or its affiliates by the Employee, including any and all copies of such items previously described in this section.

10.    Restrictive Covenants.

(a)    Acknowledgements. Subject to the limitations of reasonableness imposed by law, Employee shall be subject to the restrictions set forth in this Section 10.

(b)    Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Services” means the provision of services on behalf of any person or entity principally engaged in the banking, commercial mortgage banking or investment banking business in the capacity of a director, consultant or an executive or officer at a senior level within such entity.
“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that may not rise to the level of a Trade Secret under applicable law. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable law.
“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
“Principal or Representative” means a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
“Protected Customers” means any Person to whom the Company sold its products or services or solicited to sell its products or services during the course of Employee’s employment and (a) with whom Employee had business dealings on behalf of the Company; (b) for whom Employee supervised or coordinated the dealings with the Company; or (c) about whom Employee obtained Trade Secrets or Confidential Information (as defined herein) as a result of his employment.

“Protected Employees” means employees of the Company who were employed by the Company at any time during the course of Employee’s employment and (a) with whom Employee had a supervisory relationship; (b) with whom Employee worked or communicated on a regular basis; or (c) about whom Employee obtained Trade Secrets or Confidential Information as a result of his association with the Company.
“Restricted Period” means the duration of Employee’s employment with the Company and a period of one (1) year from the termination of such employment for any reason whatsoever.
“Restricted Territory” means the United States of America and any foreign country or territory located within 100 miles of Jacksonville, Florida.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, source codes and object codes for Company software, compilations, formulas, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, distribution lists or lists of actual or potential customers, advertisers or suppliers, which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under applicable common law or statutory law.
(c)    Restrictions on Disclosure and Use of Confidential Information and Trade Secrets. Employee understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company, and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that he shall not, directly or indirectly, at any time during the Restricted Period, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period, use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the course of his employment and at all times after the date that his employment terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee.

(d)    Nonrecruitment of Protected Employees. Employee understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that during the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any Protected Employee to terminate his relationship with the Company or to enter into a relationship with any other Person.

(e)    Nonsolicitation of Protected Customers. Employee understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that during the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing services similar to those provided by the Company.

(f)    Noncompetition. Employee hereby agrees that during the Restricted Period, Employee will not, without prior written consent of the Company, directly or indirectly, engage in, sell or otherwise provide Competitive Services within the Restricted Territory on his own behalf or as a Principal or Representative of any other Person; provided, however, that the parties acknowledge and agree the provisions of this Section 10(f) shall not be deemed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(g)    Covenant to Return Property and Information. Employee agrees to return all of the Company’s property within seven (7) days following the cessation of his employment for any reason, or at any other time when a demand for such property is made by the Company. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Employee, or which Employee has developed or collected in the scope of Employee’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers; provided, however, that Employee shall be entitled to retain a copy of this Agreement and any documents relating to his income received from the Company or expenses incurred on behalf of the Company or other information which pertains to his personal income tax returns.

(h)    Remedies for Violation of Restrictive Covenants. The parties hereto specifically acknowledge and agree that the covenants contained in this Section 10 (the “Restrictive Covenants”) are made and given by Employee in connection with his continued employment with the Company and the goodwill associated therewith and that the remedy at law for any breach of the foregoing would be inadequate. In the event Employee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Employee agrees that the pendency of any claim whatsoever against the Company shall not constitute a defense to the enforcement of any Restrictive Covenant by the Company.

(i)    Severability. Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time, scope of protected activity, geographic area, and in all other respects. Each of the Restrictive Covenants shall be considered and construed as separate and independent covenants. Should any part or provision of any of the Restrictive Covenants be held invalid, void or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or of this Section 10.

(j)    Reformation. If any portion of the Restrictive Covenants is found to be invalid or unenforceable because the duration, the territory, or any other provision thereof is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the Restrictive Covenants will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.

11.    Limitation of Benefits.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as "Payments") would, if paid, be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the "Reduced Amount"). For purposes of this Section 11, present value shall be determined in accordance with Section 280G(d)(4) of the Code. The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Employee, determined by the Determination Firm (as defined in Section 11(b) below) as of the date of the applicable change in control using the discount rate required by Section 280G(d)(4) of the Code.

(b)    All determinations required to be made under this Section 11, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Employee (the "Determination Firm") which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 11 ("Underpayment"), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than December 31 of the year after the year in which the Underpayment is determined to exist.

(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 11 shall be of no further force or effect.

12.    Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the terms of Employee's employment. Notwithstanding the forgoing, the terms of the EverBank Profit Sharing and Savings Plan (or any successor plan or plans) and any Option or Restricted Unit Agreements relating thereto to which Employee is a party, and any other benefit plans shall govern the subject matters thereof to the extent not specifically provided otherwise herein. In the event of any inconsistency between any such other agreement and this Agreement, the provisions of this Agreement shall control. This Agreement cannot be amended except by a writing signed by both parties.

13.    No Waiver. No waiver of any term or provision of this Agreement shall be deemed to be a waiver of any subsequent breach of such term or provision of this Agreement.

14.    Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Florida.

15.    Notices. Any notice which may be given, hereunder, shall be sufficient if in writing and delivered to Employee at 250 Buckner Hill Lane, Fort Mill, South Carolina 29715, and to the Company at 501 Riverside Avenue, Jacksonville, Florida 32202, Attention: Thomas A. Hajda, Executive Vice President and General Counsel, or at such place as either party by written notice designates. Notices shall be effective upon receipt, unless delivery is refused, in which case notice shall be effective on the date of such refusal.

16.    Heirs And Assigns. This Agreement may be assigned by Company only, and shall be binding upon the parties hereto, their successors and heirs, wherever the context admits or requires.

17.    Severability Clause. The parties agree that each provision of this Agreement is severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

18.    Inducement or Coercion for Employment. Employee has executed this Agreement without coercion by Company and pursuant to the advice of Employee's own independent counsel, and no representations or inducements of any kind have been made or provided by Company to obtain Employee's execution of this Agreement other than those specifically contained in this written document.

19.    Disputes. Except as provided in Section10(h), any dispute relating to or arising under or in connection with this Agreement shall be submitted to mandatory arbitration in Duval County, Florida, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and judgment upon the award rendered pursuant to such arbitration may be entered in any court of competent jurisdiction. In addition to any damages awarded to Employee by the arbitrators, Employee shall be entitled to an award of all fees and expenses of arbitration, including costs and reasonable attorney's fees. If Employee is entitled to be paid or reimbursed for any fees and expenses under this Section 19, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Employee’s rights to payment or reimbursement of expenses pursuant to this Section 19 shall expire at the end of ten (10) yearsafter the date of termination and such rights shall not be subject to liquidation or exchange for another benefit.

20.    Code Section 409A.

(a)    This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code (“Section 409A”) and applicable advice and regulations issued thereunder.

(b)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of the Employee’s termination of employment with the Company, the Employee is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six (6) months following the Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to the Employee under this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to the Employee pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Employee would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Employee remits the related taxes. The Company shall consult with the Employee in good faith regarding the implementation of the provisions of this Section 20(b); provided that neither the Company nor any of its employees or representatives shall have any liability to the Employee with respect to thereto.

(c)    Whenever in this Agreement the provision of payment or benefit is conditioned on Employee’s execution and non-revocation of a waiver and release of claims, such waiver and release must be executed, and all revocation periods must have expired, within sixty (60) days after the date of termination of Employee’s employment, but the Company may elect to commence payment at any time during such sixty (60)-day period, provided, however, to the extent that the payment or benefit is “deferred compensation” within the meaning of and subject to Section 409A, such payment shall be made in the later year if the sixty (60) day period spans two taxable years.

(signatures on following page)

IN WITNESS WHEREOF, the parties, hereto, have executed this Agreement as of the day and year first above written.

EVERBANK FINANCIAL CORP

By:                            Date:
Joseph D. Hinkel
Chairman of the Audit Committee

By:                            Date:
Francis X. Ervin, Jr.